Press Information

October 20, 2017

Extraordinary General Meeting of Shareholders appoints Marnix van Ginneken to Philips’ Board of Management

Amsterdam, the Netherlands – Royal Philips (NYSE: PHG, AEX: PHIA), a global leader in health technology, announced that today’s Extraordinary General Meeting of Shareholders (EGM) appointed Marnix van Ginneken as member of Philips’ Board of Management with effect from November 1, 2017. Mr Van Ginneken is the Chief Legal Officer of Philips and member of its Executive Committee. The EGM also approved an amendment of the company’s Articles of Association.

For more information about Philips’ EGM, which was held today in Amsterdam, please click on this link. Additional information on Philips’ Board of Management and Executive Committee can be found here.

For further information, please contact:

Ben Zwirs
Philips Group Press Office
Tel.: +31 6 1521 3446
E-mail: ben.zwirs@philips.com

Ksenija Gonciarenko
Philips Investor Relations
Tel.: +31 20 5977055
E-mail: ksenija.gonciarenko@philips.com

About Royal Philips
Royal Philips (NYSE: PHG, AEX: PHIA) is a leading health technology company focused on improving people’s health and enabling better outcomes across the health continuum from healthy living and prevention, to diagnosis, treatment and home care. Philips leverages advanced technology and deep clinical and consumer insights to deliver integrated solutions. Headquartered in the Netherlands, the company is a leader in diagnostic imaging, image-guided therapy, patient monitoring and health informatics, as well as in consumer health and home care. Philips’ health technology portfolio generated 2016 sales of EUR 17.4 billion and employs approximately 71,000 employees with sales and services in more than 100 countries. News about Philips can be found at www.philips.com/newscenter.

Forward-looking statements
This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items. Examples of forward-looking statements include statements made about the strategy, estimates of sales growth, future EBITA, future developments in Philips’ organic business and the completion of acquisitions and divestments. By their nature, these statements involve risk and uncertainty because they relate to future events and circumstances and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these statements.